PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                                      OF
                         DEAN WITTER INFORMATION FUND

   WHEREAS, Dean Witter Information Fund (the "Fund") intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");


   WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act, and the Trustees have determined that there is a reasonable likelihood that adoption of this Plan of Distribution will benefit the Fund and its shareholders;

   WHEREAS, the Fund and Dean Witter Distributors Inc. (the "Distributors") have entered into a separate Distribution Agreement dated as of the date hereof, pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund.

   NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:


   1. The Fund shall pay, to the Distributor as the distributor of securities of which the Fund is the issuer, compensation for distribution of its shares at the rate of the lesser of (i) 1.0% per annum of the average daily aggregate sales of the Fund's shares since its inception (not including reinvestment of dividends and capital gains distributions from the Fund) less the average daily aggregate net asset value of the Fund's shares redeemed since the Fund's inception upon which a contingent deferred sales charge has been imposed or upon which such charge has been waived, or (ii) 1.0% per annum of the Fund's daily net assets. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to Dean Witter Reynolds Inc. ("DWR"), its affiliates or other broker-dealers who provide distribution and/or shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

   2. The amount set forth in paragraph 1 of this Plan shall be paid for services of the Distributor, DWR, its affiliates and other broker-dealers it may select in connection with the distribution of the Fund's shares, including personal services to shareholders with respect to their holdings of Fund shares, and may be spent by the Distributor, DWR, its affiliates and such broker-dealers on any activities or expenses related to the distribution of the Fund's shares or services to shareholders, including, but not limited to: compensation to, and expenses of, account executives or other employees of the Distributor, DWR, its affiliates or other broker-dealers; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the excess of the distribution expenses incurred by the Distributor, DWR, its affiliates or other broker-dealers over distribution revenues received by them). The overhead and other branch office distribution-related expenses referred to in this paragraph 2 may include: (a) the expenses of operating the branch offices of the Distributor or other broker-dealers, including DWR, in connection with the sale of Fund shares, including lease costs, the salaries and employee benefits of operations and sales support personnel, utility costs, communications costs and the costs of stationery and supplies;
(b) the costs of client sales seminars; (c) travel expenses of mutual fund sales coordinators to promote the sale of Fund shares; and (d) other expenses relating to branch promotion of Fund sales. Payments may also be made with respect to distribution expenses incurred in connection with the distribution of shares of an investment company whose assets are acquired by the Fund in a tax-free reorganization.


   3. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund.

   4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of the Trustees of the Fund and of those Trustees who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

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   5. This Plan shall continue in effect until April 30, 1996 and from year to year thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4 hereof.


   6. The Distributor shall provide to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In this regard, the Trustees shall request the Distributor to specify such items of expenses as the Trustees deem appropriate. The Trustees shall consider such items as they deem relevant in making the determinations required in paragraph 5 above hereof.

   7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund, and will terminate in the event of its assignment (as defined in the Act). In the event of any such termination or in the event of nonrenewal, the Fund shall have no obligation to pay expenses which have been incurred by the Distributor, DWR, its affiliates or other broker-dealers in excess of payments made by the Fund pursuant to this Plan. However, this shall not preclude consideration by the Trustees of the manner in which such excess expenses shall be treated.

   8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding Voting Securities of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

   9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

   10. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.


   11. The Declaration of Trust establishing Dean Witter Information Fund, dated December 7, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Dean Witter Information Fund refers to the Trustees under the Declaration collectively as Trustees but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Dean Witter Information Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Dean Witter Information Fund, but the Trust Estate only shall be liable.


   IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan of Distribution as of the day and year set forth below in New York, New York.


Date:      , 1995                                Dean Witter Information Fund

                                                 By .........................

Attest:


 .....................................

                                                 Dean Witter Distributors

                                                 By  ........................

Attest:


 .......................................

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